Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-159107
Final Term Sheet
Fixed Rate Notes due 2014

Issuer:	Ford Motor Credit Company LLC

Size:	$1,100,000,000

Maturity:	June 1, 2014

Coupon:	8.00%

Reoffer Yield:	13.00%

Trade Date:	May 28, 2009

Issue Date:	June 2, 2009

Settlement Date:	June 2, 2009

Price to Public:	82.036% of principal amount

Proceeds (Before Expenses) to Issuer:	$887,732,065 (80.703%)

Interest Payment Dates:	Semi-annually on each June 1 and December 1, beginning December 1, 2009

Underwriters:	J.P. Morgan Securities Inc.
Banc of America Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
RBS Securities Inc.
Calyon Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
UBS Securities LLC

Original Issue Discount:
The notes are being issued with more than de minimis OID for U.S. federal income tax purposes. Accordingly, holders will be required to include the OID in income as ordinary interest income as it accrues. See “United States Taxation — U.S. Holders — Original Issue Discount” in the preliminary prospectus.

CUSIP/ISIN:	345397 VJ9/US345397VJ95
The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533; Banc of America Securities LLC, toll-free at 1-800-294-1322; Barclays Capital Inc., at 1-888-227-2275 ext. 2663; Deutsche Bank Securities Inc., at 1-800-503-4611 and RBS Securities Inc., toll-free at 866-884-2071.

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